Exhibit 99.2

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

Announces Final Sun Bancorp, Inc. Consideration Election and Proration Results

TOMS RIVER, NEW JERSEY, February 5, 2018…OceanFirst Financial Corp. (“OceanFirst”) (NASDAQ: “OCFC”), today announced the final election results made by the shareholders of Sun Bancorp, Inc. (“Sun”) regarding the form of consideration they wish to receive in connection with OceanFirst’s acquisition of Sun (the “Elections”). As previously announced, OceanFirst completed its acquisition of Sun on January 31, 2018. Under the definitive agreement, each former Sun shareholder had the right to elect to receive per share consideration of either (i) $24.99 in cash or (ii) 0.9289 shares of OceanFirst common stock (with cash paid in lieu of fractional OceanFirst shares). The value of the per share consideration was determined by adding $21.21 (the product of 0.7884 and $26.9058, the volume-weighted average trading price of OceanFirst common stock on the NASDAQ for the five trading day period ending on the last trading day preceding January 31, 2018) and $3.78. The aggregate amount of available cash consideration in the transaction is $72,366,671.16, and the total number of Sun shares entitled to receive the cash consideration is 2,895,825. The final Election results are as follows:

•	8,435,982 Sun shares elected to receive the cash consideration. These Sun shares are referred to as the cash election shares.

•	9,778,170 Sun shares elected to receive the stock consideration. These Sun shares are referred to as the stock election shares.

•	930,470 Sun shares did not elect to receive a form of merger consideration. These Sun shares are referred to as the non-election shares.

The Elections are subject to the allocation and proration procedures set forth in the definitive agreement. Based on the final Election results, the cash consideration was oversubscribed. The available cash consideration will be allocated on a pro rata basis among all of the holders of cash election shares. Accordingly, 34% of each holder’s cash election shares was converted into the right to receive the cash consideration, and the remaining 66% of such holder’s cash election shares was converted into the right to receive the stock consideration. All of the stock election shares and all of the non-election shares were converted into the right to receive the stock consideration. It is expected that the exchange agent for the transmission of the merger consideration will mail a letter of transmittal to each former Sun shareholder of record by February 7, 2018.

About OceanFirst Financial Corp.

OceanFirst Financial Corp.’s subsidiary, Ocean First Bank N.A., founded in 1902, is a community bank with branches located throughout central and southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management, and deposit services and is the largest community-based financial institution headquartered in Central New Jersey.

OceanFirst Contact:

Jill Hewitt, Investor Relations Officer

OceanFirst Financial Corp.

(732)240-4500, ext. 7513

Email: jhewitt@oceanfirst.com